FIRST AMENDMENT TO AGREEMENT OF SALE
(NAPLES GARDENS)

This First Amendment to Agreement of Sale (“Amendment”) is entered into effective as of the 29th day of November, 2011 by and between KOUNTREE RV RESORT LLC, a Delaware limited liability company (the “Seller”), with an address at c/o Morgan Management, 1170 Pittsford Victor Road, Pittsford, New York  14534, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, with an address at c/o Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan  48034 (the “Purchaser”);.

RECITALS

A.           Purchaser and Seller are parties to that certain Agreement of Sale, dated November 16, 2011 (the “Agreement”), for the sale of that certain recreational vehicle community commonly known as “Naples Gardens,” as more particularly described in the Agreement; and

B.           The parties desire to amend the Agreement pursuant to the terms and conditions set forth herein.

C.           All capitalized terms not otherwise defined herein shall be defined as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Section 1.2 the Agreement is hereby deleted in its entirety.

2.           Section 10.1 is hereby amended to add the following provisions:

“(g)           Purchaser shall have received prior to Closing all of the due diligence and financial information from Seller as requested by Purchaser prior to the expiration of the Investigation Period.

(h)           Seller either (i) shall have completed prior to Closing those certain capital improvements, as set forth on Exhibit C to the that certain Master CNN Real Estate Purchase Agreement by and between Purchaser, Robert C. Morgan and Robert Moser, dated November 9, 2011, as amended on the date hereof, or (ii) shall provide to Purchaser at Closing a credit against the Purchase Price equal to such amount as reasonably necessarily, as mutually agreed upon by Purchaser and Seller, for Purchaser to complete such capital improvements after Closing.

3.           Section 10.2(c) of the Agreement is hereby deleted in its entirety.

4.           Section 19.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 5.1, the closing ("Closing") of the transaction contemplated herein shall take place on December 16, 2011 or at such earlier date as mutually agreed-upon by Seller and Purchaser (the "Closing Date"); provided, however, that (i) the Closing shall be effective as of December 1, 2011 and all adjustments and prorations, as described herein, shall be prorated as of December 1, 2011, and (ii) in the event Closing does not occur by December 16, 2011 and Purchaser is working diligently with respect to closing the transaction, the parties agree that the Closing Date shall be extended to December 23, 2011.  The Closing shall be held at the office of the Title Company, or at the place designated by Purchaser's lender, or on or at such other time or place as Purchaser and Seller shall agree upon.”

5.           Except as set forth herein, the Agreement remains unmodified and in full force and effect.

6.           This Amendment may be executed in any number of counterparts, and by separate parties hereon on separate counterparts, and all of such counterparts taken together shall constitute one and the same Amendment.  This Amendment may be executed and delivered by facsimile.  The section headings set forth in this Amendment are for convenience of reference only, and do not define, limit or construe the contents of such sections.

[Signature page attached]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

PURCHASER:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
By: Sun Communities, Inc., General Partner
By: /s/ Jonathan Colman Name: Jonathan Colman Title: Executive Vice President

SELLER:

KOUNTREE RV RESORT LLC,
a Delaware limited liability company

By:  /s/ Robert C. Morgan

Its:  Manager